Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

ELLIS BANKSHARES, INC.

and

MACKINAC FINANCIAL CORPORATION

Dated as of January 19, 2016

Table of Contents

ARTICLE 1. PURCHASE AND SALE OF THE BANK SHARES		1

ARTICLE 2. PURCHASE PRICE AND PAYMENT TERMS		1

2.1	Purchase Price	1
2.2	Payment Terms	2
2.3	Determination of Tangible Equity Capital	2
2.4	Allocation of Purchase Price	3

ARTICLE 3. CLOSING		3

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER		4

4.1	Organization and Authority; Execution and Enforceability	4
4.2	Subsidiaries	4
4.3	Bank Capitalization	4
4.4	Insured Status	4
4.5	Authority	5
4.6	No Violation	5
4.7	Financial Statements	5
4.8	Loans	6
4.9	Insider Loans	7
4.10	Participation Loans	7
4.11	Taxes	7
4.12	Judgments	9
4.13	Regulatory Reporting	9
4.14	Employment Contracts	10
4.15	Title to the Bank Shares	10
4.16	Insurance Policies	10
4.17	Litigation	10
4.18	Title to Property	10
4.19	Real Property	10
4.20	Leases	11
4.21	Condition of Assets	11
4.22	Contracts, Commitments and Agreements	12
4.23	Employee Benefit Plans	12
4.24	Compliance with Law	13
4.25	Fidelity Bonds	13
4.26	Brokers and Finders	13
4.27	Accuracy And Availability Of Deposit Account Records	13
4.28	Deposit Summary	13
4.29	Ordinary Course; Lack of Material Adverse Effect	14
4.30	Allowance for Loan Losses	14
4.31	Investment Portfolio	14
4.32	No Undisclosed Liabilities	14
4.33	Disclosure	14

i

4.34	Seller’s Knowledge	14

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER		15

5.1	Organization and Corporate Power	15
5.2	Authority Relative to this Agreement	15
5.3	Execution and Enforceability	15
5.4	Consents and Approvals	15
5.5	Financing	15
5.6	Regulatory Approval	15
5.7	Brokers and Finders	15
5.8	Absence of Default	16

ARTICLE 6. REGULATORY APPROVALS		16

ARTICLE 7. DELIVERY OF DOCUMENTS		16

7.1	By the Buyer to the Seller	16
7.2	By the Seller to the Buyer	17

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER		18

8.1	Performance and Compliance	18
8.2	Regulatory Approval	18
8.3	Seller Shareholder Approval	18
8.4	No Termination	18

ARTICLE 9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER		18

9.1	Performance and Compliance	18
9.2	Regulatory Approval	18
9.3	Seller Shareholder Approval	18
9.4	No Material Adverse Effect	19
9.5	No Termination	19

ARTICLE 10. EXPENSES AND BROKERS		19

ARTICLE 11. COVENANTS		19

11.1	Operations Pending Closing	19
11.2	Current Information	21
11.3	Shareholder Meeting	21
11.4	Directors and Officers Insurance	22
11.5	Director and Officer Indemnification	22
11.6	Deconversion	22
11.7	Credit for Years of Service	22
11.8	Severance	23
11.9	Transfer of Vehicle to Tom Ellis	23
11.10	Executive Salary Continuation Agreement for Tom Ellis	23
11.11	Access To And Retention Of Books And Records	23

11.12	Consents	23
11.13	Exclusivity	23
11.14	Shareholder Voting Agreements	24
11.15	Non-Competition and Confidentiality Agreement for Tom Ellis	24
11.16	Maintenance of Corporate Existence; Retention	24
11.17	Consolidation Agreement	24

ARTICLE 12. INDEMNIFICATION		24

12.1	Indemnification By Seller	24
12.2	Limitation of Seller’s Liability	25
12.3	Indemnification By Buyer	26
12.4	Limitation of Buyer’s Liability	27
12.5	Survival of Representations and Warranties	27
12.6	General Limitations	27
12.7	Characterization of Indemnification Payments	28

ARTICLE 13. TERMINATION		28

13.1	Termination	28
13.2	Effect of Termination	28

ARTICLE 14. TAX MATTERS		29

14.1	Definitions	29
14.2	Straddle Period	29
14.3	Tax Returns, Cooperation and Miscellaneous	29

ARTICLE 15. GENERAL PROVISIONS		31

15.1	Access to Books and Records	31
15.2	Parties in Interest and Assignment	31
15.3	Notices	31
15.4	Entire Agreement	32
15.5	Counterparts	32
15.6	Amendments	32
15.7	Headings, etc.	33
15.8	Governing Law	33
15.9	Construction	33
15.10	Waiver	33
15.11	Press Releases	33
15.12	Attorney Client Privilege	33
15.13	Joint Drafting	34

Exhibits:

Exhibit A —Allocation of Consideration
Exhibit B — Form of Shareholder Voting Agreement
Exhibit C — Form of Non-Competition and Confidentiality Agreement
Exhibit D — Form of Bank Consolidation Agreement

STOCK PURCHASE AGREEMENT

FIRST NATIONAL BANK OF EAGLE RIVER

THIS STOCK PURCHASE AGREEMENT, including the Exhibits and the Disclosure Schedule described herein (collectively, the “Agreement”), is made as of the 19th day of January, 2016, by and between Ellis Bankshares, Inc., a Wisconsin corporation (the “Seller”), and Mackinac Financial Corporation, a Michigan corporation (the “Buyer”) (the Seller and the Buyer sometimes are collectively referred to herein as the “Parties” and each as a “Party”).

W I T N E S S E T H:

WHEREAS, First National Bank of Eagle River (“Bank”) is a national banking association organized and existing under the laws of the United States, with authorized capital consisting of 85,776 shares of common stock, $10.00 par value per share, of which there are currently outstanding 85,776 shares (the “Bank Shares”), all of which are owned by the Seller; and

WHEREAS, the Seller desires to sell, assign and transfer to the Buyer, and the Buyer desires to purchase, accept and receive from the Seller, the Bank Shares on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF THE BANK SHARES

On the terms and subject to the conditions herein set forth, the Seller hereby agrees to sell, transfer and deliver the Bank Shares to the Buyer, and Buyer hereby agrees to purchase the Bank Shares from the Seller.

ARTICLE 2.
PURCHASE PRICE AND PAYMENT TERMS

2.1          Purchase Price.  The aggregate purchase price to be paid by Buyer to the Seller for the Bank Shares shall be equal to Twelve Million Five Hundred Thousand and 00/100 dollars ($12,500,000.00) (the “Basic Purchase Price”); provided, however, that if the Bank’s “Tangible Equity Capital” (as that term is hereinafter defined) on the Determination Date (as that term is hereinafter defined) is less than Twelve Million Eight Hundred Thousand and 00/100 dollars ($12,800,000.00), rounded to the nearest whole dollar, the Basic Purchase Price shall be reduced on a dollar-for-dollar basis (the Basic Purchase Price, subject to any such adjustment, is hereinafter referred to as the “Purchase Price”).  The term “Tangible Equity Capital” means the sum of the balances in the Bank’s ledger accounts for total shareholders’ equity including year-to-date earnings, but excluding the following: (a) any intangibles; (b) the effects of the payment of the termination or similar fees under the Bank’s vendor contracts, including the Master Software License Maintenance and Services Agreement dated as of September 27, 2007 between the Bank and Jack Henry & Associates, Inc. (“Jack Henry”) and the Conversion Services Agreement dated as of June 15, 2011 between the Bank and Jack Henry; (c) deductions relating to the Bank’s ALESCO Preferred Funding XVII Class B investment; and (d) any third party deconversion costs and expenses incurred by the Bank in connection with the deconversion as set forth in Section 11.6 of this Agreement.  The term “Determination Date” means the last day of the calendar month preceding the “Closing Date” (as that term is hereinafter defined).  An example of the calculation of the Bank’s Tangible Equity Capital using its balance sheet dated as of September 30, 2015 is set forth in Schedule 2.1 of the Disclosure Schedule.  If the Bank’s Tangible Equity Capital as of the Determination Date is greater than Thirteen Million Two Hundred and 00/00 Dollars ($13,200,000.00), the Bank may pay a dividend to the Seller in an amount equal to the excess of the amount of the Tangible Equity Capital over $13,200,000.00.

2.2          Payment Terms.  The Purchase Price shall be paid by the Buyer to the Seller as follows:

(a)                                 Earnest Money Amount and Terms.  The sum of Two Hundred Fifty Thousand and 00/100 dollars ($250,000.00) (the “Earnest Money”) has been paid to the Seller, and the receipt of said Earnest Money is hereby acknowledged by the Seller.  The Earnest Money has been deposited into a joint interest-bearing account in the name of Seller and the Buyer at the Bank which requires both Parties’ consent prior to withdrawal.  The Parties hereby agree that if the transaction contemplated herein cannot be consummated as set forth in this Agreement due to (i) the Buyer terminating this Agreement pursuant to Section 13.1(b)(ii) of this Agreement, (ii) the parties mutually terminating this Agreement pursuant to Section 13.1(a) of this Agreement, or (iii) the Buyer terminating this Agreement pursuant to Section 13.1(c) of this Agreement, the Seller shall immediately refund to the Buyer the Earnest Money, plus all accrued interest thereon.  In the event that the transaction contemplated herein is not consummated for any reason other than specifically described in the foregoing sentence (including, without limitation, the failure of the Buyer to obtain all necessary bank regulatory approvals), as liquidated damages and as its sole recourse against the Buyer, the Seller shall be entitled to retain all of the Earnest Money, plus accrued interest thereon.  In the event the transaction contemplated herein is consummated, the Earnest Money, plus interest accrued thereon, shall be applied to payment of the Purchase Price and shall be disbursed in immediately available funds to Seller on the Closing Date.

(b)                                 Balance of Purchase Price.  The Purchase Price less the Earnest Money (plus any accrued interest thereon) shall be paid by Buyer to Seller on the Closing Date in immediately available funds, with a portion to be retained by Seller in accordance with Section 11.16.

2.3          Determination of Tangible Equity Capital.  The Seller shall deliver to the Buyer the Bank’s balance sheet as of the Determination Date (the “Determination Date Balance Sheet”), prepared in conformity with the Accounting Standards, no later than nine calendar days after the later of (a) the receipt of all required regulatory approvals, the expiration of all applicable waiting periods, and the receipt by the Seller and the Bank of all required shareholder approvals or (b) the Determination Date.  The Buyer and the Seller shall calculate the Bank’s Tangible Equity Capital and the Purchase Price based on the Determination Date Balance Sheet and the Bank’s accounting records, which records shall be made fully available to the Buyer so that it may participate in the calculation.  The amounts of the Bank’s Tangible Equity Capital and the Purchase Price so determined shall be set forth in a closing memorandum (the “Closing Memorandum”) executed and agreed to in writing by the Buyer and the Seller no later than three Business Days prior to the Closing Date.  If the Seller and the Buyer cannot mutually agree upon the determination of the Bank’s Tangible Equity Capital and the Purchase Price before the scheduled Closing Date, then the Buyer and the Seller shall submit the determination of such amounts to an independent public accounting firm of national or regional recognition mutually agreed upon in writing by the Buyer and the Seller (the “Accountants”) for review and binding determination of such amounts, and the Closing shall be delayed pending the Accountants’ determination.  The cost of retaining the Accountants shall be borne 50% by the Buyer and 50% by the Seller.  Upon the Accountants’ determination of the amounts of the Bank’s Tangible Equity Capital and the Purchase Price, the Accountants shall provide written direction to the Buyer and the Seller regarding the Accountants’ determination of such amounts, and the Buyer and the Seller shall hold the Closing in accordance with the Accountants’ written direction thereon.

2.4          Allocation of Purchase Price.  Within thirty (30) days after the Closing Date, Buyer and Seller shall reasonably agree upon an allocation of the Purchase Price, the liabilities of Bank, and other relevant items (“Consideration”) for federal and applicable state income Tax purposes based on the methodology set forth on Exhibit A.  Such agreed-upon allocation shall be set forth in a writing signed by each of Buyer and Seller.  The allocation shall comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.  Buyer and Seller agree to be bound by such allocation; prepare and file their respective federal and applicable state income Tax Returns consistent with such allocation, except only to the extent otherwise required under applicable law; and take no position inconsistent with such allocation on any applicable Tax Returns. Unless otherwise required by applicable law, Buyer and Seller shall use their reasonable best efforts to defend the allocation of the Consideration in any Tax Audit or other proceeding.  Buyer and Seller each agree to cooperate with the other in preparing all tax forms necessary for filing with the United States Internal Revenue Service (the “IRS”).  In the event that, after the allocation is finally determined, the Consideration is adjusted, the allocation shall also be adjusted.  To the extent permitted by the Code or other applicable income Tax law, any adjustments to the Consideration shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Consideration.

ARTICLE 3.
CLOSING

The closing of the purchase and sale of the Bank Shares contemplated hereunder shall take place at the offices of the Bank at 400 Wall Street, Eagle River, Wisconsin 54521 , at 10:00 a.m., Central time, or by the electronic exchange of closing documents, no later than the fifth (5th) “Business Day” (as the term “Business Day” is defined below) following receipt by the Buyer of the Determination Date Balance Sheet, or on such other day or at such other time or place as may be mutually agreed upon by the Buyer and the Seller (said day of closing hereinbefore and hereinafter called the “Closing Date”).  For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Wisconsin are required by law to remain closed.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

In connection with and as an inducement to Buyer to enter into this Agreement and for Buyer to be bound by the terms of this Agreement, the Seller hereby represents and warrants to Buyer that, as of the date hereof (and as of the Closing Date):

4.1          Organization and Authority; Execution and Enforceability.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Seller is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “Act”).  The Bank is a corporation duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.

4.2          Subsidiaries.  Except as set forth on Schedule 4.2 of the Disclosure Schedule dated as of the date of this Agreement and delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Bank has no “Subsidiaries” (as defined in Section 225.2(o) of Regulation Y promulgated by the Federal Reserve Board).

4.3          Bank Capitalization.  The authorized capital of the Bank consists of 85,776 shares of common stock with a $10.00 per share par value, of which 85,776 shares are issued and outstanding.  Except for the Bank Shares, there are no “Equity Securities” of the Bank issued and outstanding (as hereinafter defined).  “Equity Securities” of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities.  The Bank Shares are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive right.

4.4          Insured Status.  The Bank is an insured bank under the provisions of Chapter 16 of Title 12 of United States Code Annotated, relating to the Federal Deposit Insurance Corporation (the

“FDIC”), and no act or default on the part of the Bank has occurred which might adversely affect the status of the Bank as an insured bank under said Chapter.

4.5          Authority.  Subject to receiving the necessary regulatory approvals and the approval of the shareholders of the Seller as set forth in Section 11.7, the Seller has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby in accordance with and subject to the terms of this Agreement have been duly authorized by all necessary corporate action, including, without limitation, the Board of Directors of the Seller.

4.6          No Violation.  Except as provided in Schedule 4.6 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will:

(a)                                 violate or conflict with any provision of the Articles of Incorporation or the Bylaws of the Seller, or violate or conflict with any provision of the Articles of Association or the Bylaws of the Bank;

(b)                                 violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of the contracts, commitments and agreements identified in Schedule 4.22 of the Disclosure Schedule, except as has been duly and validly waived, consented to or approved by the other parties to such agreement or instrument;

(c)                                  result in the creation or imposition of any security interest, lien or other encumbrance upon any assets of the Seller or the Bank under any agreement or commitment to which the Seller or the Bank is a party or by which the Seller or the Bank is bound or to which any of the Seller’s or the Bank’s assets is subject; or

(d)                                 violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to the Seller or the Bank or any of their assets.

4.7          Financial Statements.  The following financial statements of the Bank have been or will be delivered to Buyer and are incorporated by reference herein:  the December 31, 2013, December 31, 2014 (the “Balance Sheet Date”) and the September 30, 2015 (the “Interim Balance Sheet Date”) Consolidated Reports of Condition and Reports of Income of the Bank (including related notes and schedules, if any), together with any such Consolidated Reports of Condition and Reports of Income prepared by the Bank after the date hereof and prior to the Closing Date (collectively, the “Bank Financial Statements”).

The Bank Financial Statements have been and will be prepared in accordance with United States generally accepted accounting principles as modified by applicable regulatory accounting principles applied on a consistent basis (the “Accounting Standards”) and were or will be true and correct in all material respects when delivered, and together they fairly and accurately present or will fairly and accurately present the financial position and results of operations of the Bank as of the dates and for the periods therein set forth.  Since the Balance Sheet Date, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Bank (other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse), nor has there been any other event or condition of any character that has materially and adversely affected the financial condition, results of operations, business or prospects of the Bank, taken as a whole (a “Material Adverse Effect”): provided, however, that the Seller makes no representations regarding, and the term “Material Adverse Effect shall not include, any adverse change (material or otherwise) that is caused by changes in the Accounting Standards, applicable law or regulation or general economic or market conditions applicable to all banks generally (including, without limitation, interest rate changes).

4.8          Loans.

(a)                                 Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Bank (collectively, “Loans”) (i) complies in all material respects with all applicable laws;  (ii) has been made, entered into or acquired by Bank in accordance with the Bank’s board of director-approved loan policies; (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein and Bank and are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles); and (iv) is in full force and effect.  For purposes of this Section 4.8(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)                                 Seller has previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date, (i) are contractually past due 90 days or more in the payment of principal and/or interest; (ii) are on nonaccrual status; or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” together with the principal amount on each such Loan and the identity of the obligor thereunder.  True, correct and complete copies of the currently effective lending policies of Bank have been made available to Buyer.

(c)                                  Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, Bank’s underwriting standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and the applicable requirements of any government-sponsored enterprise program.  The Bank has properly fulfilled in all material respects its contractual responsibilities and duties with respect to any Loan in which the Bank acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d)                                 Except as described in Schedule 4.8 of the Disclosure Schedule, none of the agreements pursuant to which Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans since January 1, 2010 contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations.

4.9          Insider Loans.  As of the date of this Agreement, set forth on Schedule 4.9 of the Disclosure Schedule is a list of any and all outstanding notes or other evidences of indebtedness executed and delivered to the Bank by “Insiders” (as defined below) of the Bank.  For purposes of this Agreement, “Insider” means any officer or director of the Seller or the Bank, any shareholder of the Seller owning 5% or more of the Seller’s stock, or any members of the immediate families or related interests of such officers, directors or shareholders, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).

4.10        Participation Loans. As of the date of this Agreement, Schedule 4.10 of the Disclosure Schedule describes all outstanding loans or other evidences of indebtedness in which the Bank is participating with other parties either as the originating lender or otherwise.

4.11        Taxes.

Except as disclosed in Schedule 4.11 of the Disclosure Schedule:

(a)                                 (i) all Tax Returns required to be filed by or on behalf of the Bank or Seller on or before the Closing Date have been timely filed with the appropriate Tax authorities; (ii) all such Tax Returns were complete and accurate in all material respects when filed and properly reflect the Taxes owed by the Bank or Seller, as applicable, for the periods covered thereby; (iii) as at the Closing Date, all Taxes except those not yet due and owing or being contested in good faith for which the Bank and Seller have adequate reserves for such Tax liability have been timely paid; (iv) no shareholder, director, or officer of Bank or Seller expects any authority to assess any additional Taxes arising from any period for which Tax Returns have been filed; (v) neither the Bank nor Seller has received written notice of any actions, claims or proceedings by any Tax authority with respect to any Taxes due and owing by the Bank or Seller that has not been resolved and there are no current or ongoing examinations, actions, claims or proceedings for the assessment or collection of Taxes against the Bank; (vi) all Taxes required to be withheld, collected or deposited by or with respect to the Bank or Seller have been withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax authority; (vii) there are no Tax liens on any properties or assets of the Bank or the Bank Shares other than liens for

Taxes not yet due and payable; (viii) each of the Bank and Seller has duly made all deposits required by law to be made with respect to employees’ withholding taxes; and (ix) neither the Bank nor Seller has granted any consent to extend any statute of limitations with respect to, or any extension of a period of assessment of any Tax, in either case, that is still outstanding.

(b)                                 Each of the Bank and Seller files Tax Returns in all jurisdictions in which it is required to file Tax Returns, and neither the Bank nor Seller has received written notice of any claim by any Tax authority in a jurisdiction where the Bank or Seller, as applicable, does not file Tax Returns that the Bank or Seller, as applicable, is or may be subject to the imposition of any Tax by that jurisdiction, which Tax claim has not been resolved.

(c)                                  Neither the Bank nor Seller (i) is a real property holding corporation within the meaning of Section 897 of the Code; (ii) is subject to Taxes imposed under Section 1374 or Section 1375 of the Code; or (iii) has an election in effect under Section 444 of the Code.

(d)                                 None of Seller or its shareholders is a “foreign person” within the meaning of Section 1445 of the Code.

(e)                                  Seller shall cooperate with Buyer and provide all information as is reasonably necessary for Buyer to satisfy its reporting obligation under Section 6043A of the Code to the extent applicable to the transactions contemplated by this Agreement.

(f)                                   Since January 1, 2008 and at all times since then, the Seller has continuously been an S corporation within the meaning of Section 1361(a)(1) of the Code, and it has filed all income Tax Returns on a basis consistent with the Seller’s status as an S corporation for income Tax purposes.

(g)                                  Since January 1, 2008 and at all times since then, the Bank has continuously been a qualified Subchapter S subsidiary within the meaning of Section 1361(a)(1) of the Code, and Seller and Bank have filed all income Tax Returns on a basis consistent with the Bank’s status as a qualified Subchapter S subsidiary for income Tax purposes.

(h)                                 The Seller’s S corporation election and the Bank’s Subchapter S subsidiary election have not been revoked, nor has Seller taken any action (or failed to take any action) that would result in the termination of the Seller’s S corporation election or the Bank’s qualified Subchapter S subsidiary election.

(i)                                     The Bank will not be required to recognize income in any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code by reason of a change in accounting method initiated by the Bank for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous or similar provision of state, local or foreign law) with a Tax authority relating to the Taxes of the Seller or the Bank with respect to a Tax period for which the statute of limitations is still open; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under Section 108(i) of the Code; or (v) prepaid amount received on or before the Closing Date.

(j)                                    The Bank (i) is not party to an agreement relating to the sharing, allocation, or payment of, or indemnity for, Taxes; (ii) has not distributed the stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; or (iii) has not engaged in, been party to, or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations § 1.6011-4(b).

(k)                                 The Seller has disclosed in its Tax Returns all positions taken that could result in a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)                                     No indebtedness of the Bank has been repaid, waived, or otherwise settled or extinguished in a manner that could give rise to forgiveness of debt income in the Bank for Tax purposes for periods for which the statute of limitations has not yet expired for assessment by the relevant Tax authority.

(m)                             Neither Seller nor the Bank (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

4.12        Judgments.  Except as set forth in Schedule 4.12 of the Disclosure Schedule, there are no unsatisfied judgments of record against the Seller or the Bank.

4.13        Regulatory Reporting.  Since January 1, 2012, both Seller and Bank have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file, if any, with (a) the Federal Reserve Board; (b) the Comptroller of the Currency; (c) any other applicable federal or state securities or banking authorities (the agencies and authorities identified in clauses (a) through (c), inclusive, are, collectively, the “Regulatory Agencies” and all such reports and statements filed with any such Regulatory Agency are collectively referred to herein as the “Reports”), and all other Reports required to be filed (or furnished, as applicable) by them, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Seller and the Bank, taken as a whole.  Any such Report regarding Seller or the Bank filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Seller and the Bank, there is no pending proceeding before, or, to the knowledge of Seller, examination or investigation by, any Regulatory Agency into the business or operations of Seller or the Bank.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Seller or the Bank, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Seller or the Bank, taken as a whole.

4.14        Employment Contracts.  Except as disclosed on Schedule 4.14 of the Disclosure Schedule, the Bank has no written employment contracts (or oral employment commitments) with any of its officers or employees.

4.15        Title to the Bank Shares.  The Seller owns the Bank Shares and will deliver the Bank Shares to Buyer on the Closing Date free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects in title, and the Bank Shares constitute 100% of the issued and outstanding Equity Securities of the Bank.

4.16        Insurance Policies.  The Bank has maintained and continues to maintain insurance with respect to its properties in such amounts as are set forth on Schedule 4.16 of the Disclosure Schedule, which sets forth a summary description of all insurance policies maintained by the Bank.  The policies listed on such Schedule are in full force and effect, all premiums due thereon have been paid, and the Bank has not received any notice of cancellation, termination or nonrenewal of such policies.

4.17        Litigation.  Except as described on Schedule 4.17 of the Disclosure Schedule, there are no actions, proceedings, investigations or inquiries pending or, to the Seller’s knowledge, threatened (a) which question the validity of this Agreement or any action taken or to be taken pursuant hereto; or (b) which might, either in any case or in the aggregate, materially adversely affect the business, operations, affairs, properties or prospects of the Bank or impair the right or the ability of the Bank to carry on its business as now conducted, including, without limitation, any bank regulatory actions of a formal or public nature.

4.18        Title to Property.  Except as described in Schedule 4.18 of the Disclosure Schedule, the Bank has good and marketable title to all of its properties (real and personal, tangible and intangible) and assets reflected in the Bank Financial Statements or otherwise represented as being owned by it, free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature except those reflected as liabilities on the Bank Financial Statements and except for (a) liens for taxes, assessments or other governmental charges not yet delinquent; and (b) such imperfections of title and minor easements, defects, encumbrances and encroachments, if any, as do not materially detract from the present use of such properties.

4.19        Real Property

(a)                                 A list of each parcel of real property owned by the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by the Bank for disposition as required by law) is set forth in Schedule 4.19(a) of the Disclosure Schedule under the heading “Owned Real Property” (such real property being herein referred to as the “Owned Real Property”).  A list of each parcel of real property leased by the Bank is also set forth in Schedule 4.19(a) of the Disclosure Schedule under the heading “Leased Real Property” (such real property being herein referred to as the “Leased Real Property”).  Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the “Real Property.”  There is no pending action involving the Bank as to the title of or the right to use any of the Real Property.

(b)                                 Except as disclosed on Schedule 4.19(b) of the Disclosure Schedule, the Bank does not have any interest in any real property other than as described above in Section 4.19(a) except interests as a mortgagee and any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(c)                                  None of the buildings, structures or improvements located on the Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or, to Seller’s knowledge, condemnation action or proceeding pending or threatened, with respect to any such building, structure or improvement which will or reasonably could materially interfere with the use of any of the Owned Real Property.  Except as set forth on Schedule 4.19(c) of the Disclosure Schedule, the Owned Real Property is in generally good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

(d)                                 To Seller’s knowledge, the Bank has not caused or allowed the use, generation, treatment, storage, disposal or release at any Real Property of any “Toxic Substance” (as defined below), except in accordance in all material respects with all applicable federal, state and local laws and regulations.  “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.  There are no underground storage tanks located on, in or under any Owned Real Property.

4.20        Leases.  Schedule 4.20 of the Disclosure Schedule sets forth a complete and correct listing of all leases of personal and real property to which the Bank is a party including, without limitation, those leases for any Leased Real Property (collectively, the “Bank Leases”).  The Seller has delivered to Buyer complete and correct copies of all lease agreements described in such Schedule, and to the Seller’s knowledge, each such lease agreement is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both, would constitute a material default thereunder by Bank.

4.21        Condition of Assets.  Except as set forth on Schedule 4.21 of the Disclosure Schedule, there is no material asset used by the Bank in the conduct of its business which is not either owned by the Bank or leased to the Bank under appropriate licenses or leases; and all such assets owned or used by the Bank are, and on the Closing Date will be, reasonably fit and suitable for the uses and purposes for which they were intended and, to the Seller’s knowledge, in good operating condition subject to normal wear and tear and maintenance requirements.

4.22        Contracts, Commitments and Agreements.  Except for contracts, commitments and agreements described in Schedule 4.22 of the Disclosure Schedule or listed in any other Schedule to this Agreement and contracts, commitments and agreements entered into in the ordinary course of business (including credit and deposit contracts of the Bank), the Bank is not a party to any contract, commitment or agreement which:

(a)                                 extends beyond twelve (12) months from the date of this Agreement;

(b)                                 might involve payment by or to the Bank of an aggregate amount of more than $25,000.00 annually and which cannot be terminated without penalty upon notice of sixty days or less;

(c)                                  any agreement, arrangement or commitment, including, without limitation, any agreement, indenture or other instrument, relating to the borrowing of money by Bank (other than in the case of Bank deposits, Federal Home Loan Bank advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Bank of any obligation of any third party, other than by Bank in the ordinary course of its business;

(d)                                 any agreement, arrangement or understanding pursuant to which Bank is obligated to indemnify any current or former director, officer, employee or agent of Bank (other than as provided in Bank’s Articles of Association or Bylaws or as otherwise permitted or required under Wisconsin law);

(e)                                  any lease for real property at which a Bank office is located;

(f)                                   any license for intellectual property other than standard off-the-shelf software licenses, agreements and contracts entered into in the ordinary course of business; or

(g)                                  any outstanding offer, agreement, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (a) through (g) of this Section 4.22.

4.23        Employee Benefit Plans.  Except as set forth on Schedule 4.23 of the Disclosure Schedule, the Bank does not maintain any “Employee Pension Benefit Plans,” as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor does it maintain any Employee welfare Benefit Plans, as defined in Section 3(1) of ERISA, or make any contributions to such plans, including any multi-employer welfare plans, nor is it required to make any contributions to such plans, including but not limited to any pension plans, whether defined benefit, money purchase, or target benefit, profit sharing plans, stock bonus plans, employee stock ownership plans, 401(k) plans, employee pension plans, annuity plans, and other qualified deferred compensation plans, including any multi-employer pension plans.  Except as set forth in Schedule 4.23 of the Disclosure Schedule, the Bank is not a party to nor does it maintain, contribute to or have any other obligations under any plan (including but not limited to health insurance, life insurance, disability insurance, deferred compensation, contractual death benefits or stock option) exempt from the requirements of ERISA, including vesting, participation and/or funding requirements, and not qualified under the Code.

4.24        Compliance with Law.  Except as set forth in Schedule 4.24 of the Disclosure Schedule, since January 1, 2012, to the Seller’s knowledge, the Bank has complied, substantially and in good faith, with all applicable federal and state laws and regulations relating to the Bank’s business, the violation of which could reasonably result in a Material Adverse Effect, or has remedied any such non-compliance.

4.25        Fidelity Bonds.  Except as disclosed on Schedule 4.25 of the Disclosure Schedule, since January 1, 2012, the Bank has continually maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in Schedule 4.25 of the Disclosure Schedule.  Except as disclosed on Schedule 4.25 of the Disclosure Schedule, since January 1, 2012, no claims have been made under such bond, and the Seller is not aware of any facts which would form the basis of a claim under any such bonds; nor does either Seller or Bank have any reason to believe that such fidelity coverage will not be renewed by the existing carrier on substantially the same terms as existing coverage.

4.26        Brokers and Finders.  Except for fees owing to Rippe & Kingston Capital Advisors, Inc. (“RKCA”), which will be paid in full by Seller, none of Seller, the shareholders of the Seller or the Bank have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees.  Other than RKCA, no broker or finder has acted directly or indirectly for Seller, the shareholders of the Seller or the Bank in connection with this Agreement or the transactions contemplated hereby.

4.27        Accuracy And Availability Of Deposit Account Records.  The deposit agreements and other documents relating to the deposit accounts of Bank to be delivered to Buyer, or to which Buyer shall have unrestricted access after the Closing, will be all such documents in Bank’s possession or reasonably available to Bank at the Closing.

4.28        Deposit Summary.

(a)                                 All of the deposits held by Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with all applicable policies, practices and procedures of Bank. All of the deposits held by Bank are insured to the maximum limit set by the FDIC.

(b)                                 To the knowledge of Seller, there are no contracts currently in force, that upon the occurrence of any event (including the execution of this Agreement), could result in the acceleration of any fixed term deposits with Bank or any certificates of deposit issued by Bank.

(c)                                  Schedule 4.28(c) of the Disclosure Schedule contains a summary of the amounts and types of the deposits held by Bank on December 31, 2014 and the weighted average interest rates being paid thereon as of September 30, 2015 (the “Deposit

Summary”).  The Deposit Summary was prepared by Bank from the books and records of Bank in the ordinary course of business consistent with past practice.

4.29        Ordinary Course; Lack of Material Adverse Effect.  From the Interim Balance Sheet Date through the date of this Agreement, except as reflected in the Bank Financial Statements or as contemplated by this Agreement, Bank has operated in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Effect.

4.30        Allowance for Loan Losses.  The allowances for loan and lease losses and for credit losses contained in the Bank Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered to Buyer pursuant to this Agreement, as the case may be, were and will be established in accordance with the requirements of United States generally accepted accounting principles, consistently applied (“GAAP”), and applicable guidelines issued by the Regulatory Agencies to provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the date of such balance sheet.

4.31        Investment Portfolio.  All investment securities held by Bank, as reflected in the Bank Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Agencies. Bank has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any lien, except as set forth in the Bank Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Bank.

4.32        No Undisclosed Liabilities.  From the Balance Sheet Date through the date of this Agreement, the Bank has not incurred any material liability or obligation (whether absolute, accrued, contingent or otherwise) except for (i) those liabilities that are reflected or reserved against on the Bank Financial Statements (including any notes thereto) as required by GAAP; (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement; and (iii) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

4.33        Disclosure.  To the Seller’s knowledge, no representation or warranty by Seller or Bank contained in this Agreement (including the Disclosure Schedule hereto) or in the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof, and no statement, certificate or other information furnished by Seller by or on behalf of Bank pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

4.34        Seller’s Knowledge.  For purposes of this Agreement, references “to the Seller’s knowledge” (or the like) means no information has come to the attention of any of the directors or executive officers of the Seller that gives him or her, or would give a reasonable similarly situated officer or director, conscious awareness that any such statements, representations or warranties are not accurate.

Except as expressly set forth in this Agreement, Buyer is purchasing the Bank Shares without any representation or warranty whatsoever.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

In connection with and as an inducement to the Seller to enter into and be bound by the terms of this Agreement, the Buyer warrants and represents to the Seller that, as of the date hereof (and as of the Closing Date):

5.1          Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.  Subject to receiving the necessary regulatory approvals, Buyer has all requisite power, authority, charters, licenses and franchises necessary or required by law to acquire the Bank Shares from the Seller.

5.2          Authority Relative to this Agreement.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and such transactions.

5.3          Execution and Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.

5.4          Consents and Approvals.  Except for the filing of applications, notices and other documents necessary to obtain, and the receipt of, bank regulatory approvals, no consents or approvals of, or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated herein.

5.5          Financing.  Buyer will possess on the Closing Date sufficient financial resources to consummate the transactions contemplated by this Agreement as described herein, including, without limitation, the payment of the Purchase Price pursuant to Article 2.

5.6          Regulatory Approval.  To Buyer’s knowledge, no facts or circumstances pertaining to Buyer exist on the date hereof that may prevent or unreasonably delay Buyer’s receipt of the bank regulatory approvals necessary for consummation of the transactions contemplated by this Agreement.

5.7          Brokers and Finders.  Other than Piper Jaffray & Co., who will be compensated exclusively by Buyer, neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

5.8          Absence of Default.  Neither the execution nor the delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of the terms hereof will (a) conflict with, or result in a breach of the terms, conditions, or provisions, or constitute a default under any agreement or instrument under which Buyer is obligated; (b) violate any law, rule or regulation to which Buyer is subject; or (c) violate Buyer’s Articles of Incorporation or Bylaws.

ARTICLE 6.
REGULATORY APPROVALS

As soon as practicable, but in no event later than thirty (30) days from the date of this Agreement, the Buyer shall file an application with the Federal Reserve Board pursuant to Section 3 of the Act, an Interagency Bank Merger Act Application pursuant to the Bank Merger Act (the “Bank Application”), and such other applications and notices required by other state and federal bank regulatory agencies, of its intention to acquire control of the Bank and the “Consolidation” (as defined in Section 11.7) of the Bank with and into mBank (collectively, the “Applications”). The Buyer will provide the Seller with a copy of the non-confidential portions of the Bank Application no later than six (6) calendar days prior to the date of filing of the Bank Application to give the Seller and its legal counsel the opportunity to comment upon the non-confidential portions of the Bank Application; and the Seller will deliver to the Buyer signature pages to the Bank Application signed by the Bank within four (4) calendar days after receiving the copies of the non-confidential portions of the Bank Application from the Buyer.  The Buyer shall request confidential treatment for all provisions of this Agreement relating to the Purchase Price, any and all customer information and all information set forth in the Disclosure Schedule.  The Seller agrees to provide to Buyer such nonfinancial assistance as necessary to obtain approvals as the Buyer shall reasonably request.  Promptly upon filing of the Applications, the Buyer shall provide Seller with a copy of the non-confidential portions of the Applications and shall further provide the non-confidential portions of any communications received by the Buyer from the regulatory authorities regarding the Applications.

ARTICLE 7.
DELIVERY OF DOCUMENTS

On the Closing Date, the Buyer and the Seller shall execute and/or deliver to the other Party the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other Party (or its counsel) may reasonably request to consummate the purchase and sale contemplated hereby:

7.1          By the Buyer to the Seller:

(a)                                 immediately available funds in the amount required in Section 2.5(b) pursuant to written instructions provided by the Seller to the Buyer;

(b)                                 copies of all consents, notices and approvals required to be obtained by Buyer pursuant to Article 6;

(c)                                  a cross-receipt duly executed by Buyer indicating its receipt of the Bank Shares delivered at Closing;

(d)                                 the “Buyer’s Certificate” (as that term is defined in Section 8.1); and

(e)                                  such other documents, instruments, certificates and other agreements as Seller may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing Date.

7.2          By the Seller to the Buyer:

(a)                                 certificates evidencing all of the Bank Shares being purchased and sold hereunder, duly endorsed or otherwise accompanied by duly executed stock powers sufficient to transfer ownership of the said certificates and the Bank Shares evidenced thereby to the Buyer;

(b)                                 resignations duly signed by such directors of the Bank as may be requested by the Buyer at least thirty (30) days prior to the Closing Date and effective upon acceptance, pursuant to which such directors resign from their position as directors of the Bank;

(c)                                  the “Seller’s Certificate” (as that term is defined in Section 9.1).

(d)                                 to the extent provided in Section 11.12, copies of the permits, waivers, consents, notices, approvals, authorizations, licenses and clearances required to be obtained by Seller pursuant to Section 11.12;

(e)                                  a copy of the Articles of Association and Bylaws of Bank each certified as of the Closing Date to be true and complete by the President of Bank;

(f)                                   a certificate of corporate existence for Bank issued by the Office of the Comptroller of the Currency dated not more than 30 calendar days prior to Closing;

(g)                                  a copy of the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, certified to be true and accurate, without amendment, by the Secretary of Seller;

(h)                                 a cross-receipt duly executed by Seller indicating its receipt of the Purchase Price;

(i)                                     Bank’s FDIC certificate; and

(j)                                    such other documents, instruments, certificates and other agreements as Buyer may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

All of the agreements and obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Seller:

8.1          Performance and Compliance.  All representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date to the same extent and with the same effect as if made at and as of such date; the Buyer shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, to all such effects (the “Buyer’s Certificate”).

8.2          Regulatory Approval.  Any bank regulatory approval as required by the Act or the Bank Merger Act or otherwise required by applicable state or federal law or regulation for the Closing of this Agreement and for the Consolidation (collectively, the “Regulatory Approvals”) shall have been obtained.

8.3          Seller Shareholder Approval.  The transactions contemplated by this Agreement, this Agreement and related matters shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with applicable law and the Seller’s Articles of Incorporation and Bylaws.

8.4          No Termination.  Neither Buyer nor Seller shall have terminated this Agreement as permitted herein.

ARTICLE 9.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

All of the agreements and obligations of the Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Buyer:

9.1          Performance and Compliance.  All representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date to the same extent and with the same effect as if made at and as of such date; the Seller shall have performed and complied in all material respects with all of the agreements, covenants and conditions to be performed or complied with by Seller on or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, to all such effects (the “Seller’s Certificate”).

9.2          Regulatory Approval.  The Regulatory Approvals shall have been obtained.

9.3          Seller Shareholder Approval.  The transactions contemplated by this Agreement, this Agreement, and related matters shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with applicable law and the Seller’s Articles of Incorporation and Bylaws.

9.4          No Material Adverse Effect.  The Bank shall not have experienced a Material Adverse Effect.

9.5          No Termination.  Neither Buyer nor Seller shall have terminated this Agreement as permitted herein.

ARTICLE 10.
EXPENSES AND BROKERS

The Buyer and the Seller shall each pay their respective costs and expenses of any character incurred in connection with this Agreement or the transactions contemplated hereby, including, without limitation, any commissions, fees or other compensation payable to any finder or broker acting on behalf of such Party in connection with the transactions contemplated by this Agreement.

ARTICLE 11.
COVENANTS

11.1        Operations Pending Closing.  The Seller hereby covenants to and agrees with Buyer that, from the date hereof to the Closing Date or the termination of this Agreement, except with the prior written consent of Buyer, the Seller will not cause or allow the Bank to:

(a)                                 fail to carry on its business in substantially the same manner as now being conducted;

(b)                                 except as provided in Section 2.1, declare, pay or make any cash dividend, stock dividend or other distribution with respect to the Equity Securities of the Bank except for cash dividends that are properly reflected in the Bank Financial Statements;

(c)                                  issue or directly or indirectly sell, transfer or otherwise dispose of, or purchase, redeem, retire or otherwise acquire any Equity Securities of the Bank or any other Equity Securities, or agree to commit to do so;

(d)                                 subdivide or in any way reclassify any of the Equity Securities of the Bank;

(e)                                  grant any option or right to purchase or execute any agreement or otherwise commit to issue any Equity Securities of the Bank;

(f)                                   sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Bank’s assets except in the ordinary course of business;

(g)                                  create, incur, assume or guarantee any indebtedness for money borrowed, or mortgaged, pledged or subjected to any encumbrance, any of its assets or properties, other than (i) borrowings and pledges in the ordinary course of business including, without limitation, borrowings from and pledges to the Federal Home Loan Bank and the Federal Reserve System and the acceptance of deposits, and (ii) the liens, if any, of current Taxes not yet due and payable;

(h)                                 make any Tax elections other than in the ordinary course of business consistent with past practice, amend any Tax elections currently in effect, change or consent to any change in its method of accounting for Tax purposes, or enter into or agree to any private letter ruling or similar ruling or agreement involving a Tax matter with the IRS or any other Tax authority or settle any audit proceeding involving a material Tax claim against the Bank;

(i)                                     fail to use its best efforts to preserve the Bank’s business, organization and goodwill and its existing relationships with its respective customers;

(j)                                    amend the Bank’s Articles of Association or Bylaws;

(k)                                 incur any obligation or liability or enter into any transaction except in the ordinary course of the Bank’s business;

(l)                                     fail to take any action necessary and appropriate to maintain in full force and effect the Bank’s corporate existence, rights, licenses and franchises;

(m)                             pay or commit to pay any salary, fee or hourly compensation at a rate in excess of that prevailing on September 30, 2015 except for any increase in compensation for employees where such increase shall not exceed 5% for any such individual;

(n)                                 fail to maintain all existing policies of insurance with respect to the Bank in their present form and with their present coverage or comparable substitute policies;

(o)                                 enter into any employment, agency or other contract or agreement with respect to the performance of personal services which is not terminable by the Bank, without liability, on thirty (30) days’ or less notice;

(p)                                 pay or commit to pay any bonus or other incentive compensation to any of its officers, directors or employees except as disclosed on Schedule 11.1(p) of the Disclosure Schedule;

(q)                                 sell any portion or all of the Bank’s loan or investment portfolios or invest any of the Bank’s assets in any marketable securities, other than in compliance with the Bank’s investment policy;

(r)                                    make any capital expenditures or commitment for capital expenditures in the aggregate for the Bank in excess of $50,000.00 other than written commitments or obligations in existence as of the date of this Agreement and disclosed on Schedule 11.1(r) of the Disclosure Schedule;

(s)                                   commit to make a loan or grant an extension of credit to any borrower (including any renewals of existing loans or additional advances on loans to existing borrowers of the Bank) in excess of $100,000.00 which does not comply with the Bank’s loan policy;

(t)                                    except pursuant to contracts to lend money in effect on the date of this Agreement, make, renew or agree to make or renew, any loan or advance on any existing loan if such loan is classified by the Bank as substandard or worse; provided, however, that the Bank may make such loan in the event that (i) the Bank has delivered to Buyer or its designated representative a notice of its intention to make such loan and such information as Buyer or its designated representative shall reasonably require in respect thereof, and (ii) the Buyer or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two (2) Business Days following delivery to the Buyer or its designated representative of the notice of intention and information as aforesaid;

(u)                                 make loans to Insiders that do not comply with the Bank’s loan policy;

(v)                                 repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution;

(w)                               originate any loan which is thereafter participated to another financial institution providing for payment on any basis other than pro rata;

(x)                                 release or agree to release any collateral securing any loan except in the ordinary course of business of the Bank; or

(y)                                 enter into or amend any other contract or agreement, not already described or addressed in this Section 11.1, involving an aggregate obligation by the Bank of more than $25,000.00, other than contracts entered into in respect of deposit or credit agreements or otherwise in the ordinary course of business of the Bank.

11.2        Current Information.  During the period from the date of this Agreement to the Closing Date, the Seller shall promptly furnish the Buyer with copies of all monthly financial statements of the Bank as the same become available and shall provide to Buyer, from time to time, such information as Buyer shall reasonably request with respect to the Bank and its business, financial condition and operations and such access to the properties, books and records and personnel of the Bank as Buyer shall reasonably request, which access shall occur during normal business hours and shall be conducted by the Bank and Buyer’s designated representatives in such manner as not to interfere unreasonably with the conduct of the business of the Bank.  The Seller and the Buyer will notify each other in writing of their respective designated representative within five (5) Business Days after the date of this Agreement.

11.3        Shareholder Meeting.  The Seller shall call a meeting of the shareholders of the Seller (the “Shareholder Meeting”) for the purpose of voting upon the transactions contemplated by this Agreement and this Agreement and any other necessary matters related to this Agreement, and deliver notice of the Shareholder Meeting to the shareholders of the Seller in accordance with applicable law and as may be required by the Articles of Incorporation, Bylaws or other agreements or governing documents of the Seller.  The Seller shall coordinate and cooperate with the Buyer with respect to the timing of the Shareholder Meeting and shall use its best efforts to hold the Shareholder Meeting as soon as practicable after the date hereof but in no event later than forty-five (45) calendar days after the date of this Agreement.  The Seller will, through its Board of Directors, (a) unanimously recommend to the shareholders of the Seller approval of the transactions contemplated by this Agreement, this Agreement and related matters; (b) not withdraw, modify or amend such recommendations; and (c) use its best efforts to obtain the requisite approval of the shareholders of the Seller.

11.4        Directors and Officers Insurance.  Seller shall acquire for the benefit of the Bank for a period of two (2) years from the Closing Date extended insurance coverage for acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently covered by the Seller’s or Bank’s director and officer liability policies of insurance on terms (including the amounts of such coverage) that are substantially similar to the terms and conditions of the Seller’s director and officer liability policy in effect as of the date of this Agreement.  Seller shall also acquire for the benefit of Bank for a period of two (2) years from the Closing Date extended fiduciary liability insurance, bankers professional liability insurance and employment practices liability insurance on terms (including the amounts of such coverage) that are substantially similar to the policies in effect for the Seller and the Bank as of the date of this Agreement.  Buyer shall be responsible for the cost of the extended insurance coverage described in this Section 11.4.

11.5        Director and Officer Indemnification.  Except as may be limited by applicable law, the Buyer shall honor (or cause the Bank to honor) any of the Bank’s obligations and respective indemnification and advances of expenses provided by the Bank as of the date of this Agreement in the Bank’s Articles of Association or the Bylaws of the Bank in favor of current and former officers and directors of the Bank with respect to matters occurring on or prior to the Closing Date.

11.6        Deconversion.  As Buyer may reasonably request, Seller shall use commercially reasonable efforts to cause the Bank’s respective data processing service providers and employees to cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Bank to Buyer’s system of electronic data processing; provided, however, that no such conversion shall occur until the Closing.  In furtherance of the foregoing, Seller shall cause the Bank to make reasonable arrangements during normal business hours to (a) permit representatives of Buyer to train the employees of the Bank in Buyer’s system of data electronic processing, and (b) provide access to Bank’s system of data electronic processing and reasonable assistance from Bank employees for purposes of preparing for the deconversion; in each case, subject to applicable regulatory and confidentiality restrictions.  In addition, all third party costs, if any, associated with such deconversion shall be paid by the Bank and excluded from the calculation of Tangible Equity Capital set forth in Section 2.1 above.

11.7        Credit for Years of Service.  For purposes of determining the Bank’s and the Seller’s employees’ eligibility for and participation in the employee benefits provided by the Buyer (including, without limitation, the Buyer’s severance policy), the Buyer covenants and agrees that each employee of the Bank and the Seller shall receive full credit for all of his/her prior years of employment with the Bank and the Seller.

11.8        Severance.  Any employee of the Bank whose employment with the Bank is terminated prior to the Closing Date shall receive severance pay pursuant to the Bank’s severance policy.  Any employee of the Bank whose employment with the Bank is terminated on or after the Closing Date shall receive severance pay under the Buyer’s severance policy.

11.9        Transfer of Vehicle to Tom Ellis.  Bank shall be permitted to transfer title of the vehicle currently used by Tom Ellis to him personally.

11.10      Executive Salary Continuation Agreement for Tom Ellis.  Prior to or concurrently with the Closing, the Seller shall terminate that certain Executive Salary Continuation Agreement dated as of March 1, 2003, as amended and restated effective January 1, 2009, as permitted under applicable law, including the Code, with full distribution to be made in immediately available funds at Closing, but solely to the extent of the accrual for such obligation on the Determination Date Balance Sheet.

11.11      Access To And Retention Of Books And Records.  Upon execution of this Agreement, and to the extent permitted by applicable law, Seller shall cause Bank to provide Buyer and its representatives, accountants and legal counsel reasonable access to the Bank’s offices, employees, depository records, loan files and all other documents and other information concerning the Bank as Buyer may reasonably request.  To the extent permitted by applicable law, Seller shall provide Buyer reasonable assistance in its investigation relating to the Bank; provided, that Buyer’s investigation shall be conducted during normal business hours, upon reasonable prior notice to the Seller, and in a manner that does not unreasonably interfere with Bank’s normal operations, customers and employee relations.  On the Closing Date, Buyer shall receive possession of (at the Bank offices), and all right, title and interest of Bank in, all books and records relating to the business of the Bank, the operation of the Bank offices and the corporate existence and activities of Bank which are in the possession of Bank.

11.12      Consents.  Seller shall use commercially reasonable efforts to secure all corporate and other non-regulatory consents with respect to those material contracts to which Bank is a party which consents are otherwise required to be obtained as listed on Schedule 11.12 of the Disclosure Schedule in order to consummate the Acquisition, and Buyer shall fully cooperate in order to obtain such consents; provided, however, that if the Seller has used its commercially reasonable efforts to secure all corporate and other non-regulatory consents as set forth in the first sentence of this Section 11.12 but any such consents have not been provided, the absence of such consents shall not delay Closing, and the failure to obtain such consents shall not constitute a breach of this Agreement.  Seller shall provide copies of such consents to Buyer upon Buyer’s request.

11.13      Exclusivity.  Other than this Agreement and any related agreements and the transactions and actions contemplated by this Agreement, Seller shall not, directly or indirectly, and shall not authorize or permit the Bank, directly or indirectly, to: (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of the Bank Shares; (b) furnish any information regarding the Bank to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal; (c) engage in discussions or negotiations with any individual or entity with respect to any acquisition proposal; (d) approve, endorse or recommend any acquisition proposal; or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition of the Bank. Seller shall promptly advise Buyer of any inquiry or third party proposal to acquire the Bank Shares, including the terms of the proposal and the identity of the offeror.

11.14      Shareholder Voting Agreements.  In connection with the execution of this Agreement, Seller shall cause shareholders holding at least a majority of Seller’s shares to execute the Shareholder Voting Agreement in the form attached hereto as Exhibit B.

11.15      Non-Competition and Confidentiality Agreement for Tom Ellis.  On the Closing Date, Buyer and Tom Ellis shall enter into the Non-Competition and Confidentiality Agreement in the form attached hereto as Exhibit C.

11.16      Maintenance of Corporate Existence; Retention.  During the period commencing as of the Closing and expiring on the first anniversary of the Closing (the “Maintenance Period”), Seller shall maintain (or cause to be maintained) the Seller’s separate corporate existence and shall not liquidate or dissolve the Seller. During the Maintenance Period, Seller shall retain $1,000,000 of the Purchase Price in an account held at mBank in the name of the Seller, and the Seller shall be the sole signatory on such account.  After the expiration of the Maintenance Period, the Seller shall be entitled to withdraw all of the amount on deposit in such account and to close such account, and the Buyer shall not object to such withdrawal.

11.17      Consolidation Agreement.  Prior to submission of the Applications, Bank and Buyer shall execute (and Buyer shall cause mBank to execute) the Bank Consolidation Agreement in the form attached hereto as Exhibit D pursuant to which the Bank will be consolidated with and into mBank (the “Consolidation”), the consummation of which shall be contingent upon the closing of this Agreement.

ARTICLE 12.
INDEMNIFICATION

12.1        Indemnification By Seller.  The Seller does hereby agree to and shall immediately upon demand indemnify and hold harmless the Buyer, after the date of this Agreement, against and in respect of:

(a)                                 any damages, losses, deficiencies, costs and expenses (collectively, “Losses”) resulting from any misrepresentation, breach of any warranty or representation or non-fulfillment or breach of any agreement or covenant on the part of the Seller under this Agreement; and

(b)                                 all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising or resulting from any of the foregoing.

Notwithstanding any provision of this Article 12 to the contrary, the Seller’s obligation to indemnify the Buyer pursuant to this Section 12.1 shall become operative only after the total amount of all claims for indemnification pursuant to this Section 12.1 exceeds $50,000.00 (the

“Seller’s Basket Amount”) after taking into account any allowable insurance or other third party reimbursements attributable to the Losses which gave rise to the indemnification claim.  In the event that the Buyer’s Losses exceed the Seller’s Basket Amount, the aggregate amount payable to the Buyer by the Seller shall be the full amount of all Losses in excess of the Seller’s Basket Amount after taking into account any insurance or other third party reimbursements attributable to the Losses which gave rise to the indemnification claim, but subject to the limits set forth in Section 12.2.

Written notice of any claim for indemnification under this Section 12.1 shall be given by the Buyer to the Seller as provided hereinafter.  In connection with such claim, the Seller may require the Buyer to, and the Buyer shall, make available information, documents and files of the Bank to the Seller and to the Seller’s attorney and, in such event, the Buyer shall fully and timely respond to Seller and its attorney.

The Buyer shall give the Seller written notice of any claim for indemnification pursuant to this Section 12.1 within 15 calendar days after Buyer receives notice, or becomes aware of, an event giving rise to such claim for indemnification; provided, that no delay in the provision of notice shall affect Seller’s indemnification obligations hereunder unless such delay causes actual prejudice to Seller’s ability to defend such claim.  The Buyer shall also give the Seller copies of all information and documents relating to any third party claims that are received by the Buyer within 10 calendar days after the Buyer’s receipt thereof.  The Buyer shall allow the Seller the right to select counsel for any third party claim, which counsel shall be reasonably satisfactory to Buyer, and to defend any such action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 12.1, all at the sole cost and expense of the Seller; provided, however, that the Buyer shall be allowed, at its expense, to participate in such defense, no settlement shall be entered into without the approval of the Buyer, and if the Seller offers to settle a claim on terms acceptable to the third party claimant, which settlement Buyer does not consent to, the Buyer shall be responsible for all losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Seller initially gave notice to Buyer seeking its consent to the proposed settlement.  Should the Seller refuse to accept the tender, it shall be the Buyer’s obligation to reasonably inform the Seller of the status and progress of any ensuing litigation provided such information is requested by the Seller.  The Buyer will make a good faith effort to defend against such third party claim as if no indemnification was available hereunder.  The Seller shall cooperate with the Buyer in the defense of any third party claim.  The Buyer shall provide the Seller the opportunity to participate in (but not control) the defense of such third party claim at the Seller’s expense if the Seller refuses to accept the tender, and the Seller shall allow the Buyer to participate in (but not control) the defense of such third party claim at its own expense if the Seller accepts the tender.

12.2        Limitation of Seller’s Liability.  Notwithstanding anything contained in this Article 12 or this Agreement to the contrary, other than with respect to Fundamental Representations of the Seller (as defined in Section 12.5 below) or Losses resulting from intentional fraud by the Seller, the indemnification obligations of the Seller to Buyer shall not, in the aggregate, exceed $1,000,000.00.

12.3        Indemnification By Buyer.  The Buyer does hereby agree to and shall immediately upon demand indemnify and hold harmless the Seller, after the date of this Agreement, against and in respect of:

(a)                                 any Losses resulting from any misrepresentation, breach of any warranty or representation or non-fulfillment or breach of any agreement or covenant on the part of the Buyer under this Agreement; and

(b)                                 all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising or resulting from any of the foregoing.

Notwithstanding any provision of this Article 12 to the contrary, the Buyer’s obligation to indemnify Seller pursuant to this Section 12.3 shall become operative only after the total amount of all claims for indemnification pursuant to this Section 12.3 exceeds $50,000.00 (the “Buyer’s Basket Amount”) after taking into account any allowable insurance or other third party reimbursements attributable to the Losses which gave rise to the indemnification claim; provided, however, the Buyer’s Basket Amount shall not apply to the Buyer’s obligation to pay the Purchase Price to Seller under the terms of this Agreement.  In the event that the Seller’s Losses exceed the Buyer’s Basket Amount, the aggregate amount payable to Seller by Buyer shall be the full amount of all Losses in excess of the Buyer’s Basket Amount after taking into account any insurance or other third party reimbursements attributable to the Losses which gave rise to the indemnification claim, but subject to the limits set forth in Section 12.4.

Written notice of any claim for indemnification under this Section 12.3 shall be given by the Seller to the Buyer as provided hereinafter.  In connection with such claim, Buyer may require Seller to, and Seller shall, make available information, documents and files of the Bank to Buyer and Buyer’s attorney and, in such event, Seller shall fully and timely respond to Buyer and its attorney.

The Seller shall give the Buyer written notice of any claim for indemnification pursuant to this Section 12.3 within 15 calendar days after Seller receives notice, or becomes aware of, an event giving rise to such claim for indemnification; provided, that no delay in the provision of notice shall affect Buyer’s indemnification obligations hereunder unless such delay causes actual prejudice to the Buyer’s ability to defend such claim.  Seller shall also give the Buyer copies of all information and documents relating to any third party claims that are received by Seller within 10 calendar days after Seller’s receipt thereof.  Seller shall allow the Buyer the right to select counsel for any third party claim, which counsel shall be reasonably satisfactory to Seller, and to defend any such action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 12.3, all at the sole cost and expense of the Buyer; provided, however, that Seller shall be allowed, at its expense, to participate in such defense, no settlement shall be entered into without the approval of Seller, and in the event that the Buyer offers to settle a claim on terms acceptable to the third party claimant, which settlement Seller does not consent to, Seller shall be responsible for all losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Buyer initially gave notice to Seller seeking its consent to the proposed settlement.  Should the Buyer refuse to accept the tender, it shall be Seller’s obligation to reasonably inform the Buyer of the status and progress of any ensuing litigation provided such information is requested by the Buyer.  Seller will make a good faith effort to defend against such third party claim as if no indemnification was available hereunder.  The Buyer shall cooperate with Seller in the defense of any third party claim.  Seller shall provide the Buyer the opportunity to participate in (but not control) the defense of such third party claim at Buyer’s expense if the Buyer refuses to accept the tender, and Buyer shall allow Seller to participate in (but not control) the defense of such third party claim at its own expense if the Buyer accepts the tender.

12.4        Limitation of Buyer’s Liability.  Other than with respect to Fundamental Representations of the Buyer or Losses resulting from intentional fraud by the Buyer, the indemnification obligations of the Buyer to the Seller shall not, in the aggregate, exceed $1,000,000.00 (the “Cap”); provided, however, the Cap shall not apply to Buyer’s obligation to pay the Purchase Price to Seller under the terms of this Agreement.

12.5        Survival of Representations and Warranties.  Other than the representations contained in Sections 4.1 (Organization and Authority; Execution and Enforceability), 4.3 (Bank Capitalization), 4.5 (Authority), 4.11 (Taxes), 4.15 (Title to the Bank Shares), 4.26 (Brokers and Finders), 5.1 (Organization and Corporate Power), 5.2 (Authority Relative to this Agreement), 5.3 (Execution and Enforceability), and 5.7 (Brokers and Finders) (collectively, the “Fundamental Representations”), the representations and warranties of the Seller and the Buyer contained in or made pursuant to this Agreement shall survive the consummation of the purchase and sale contemplated hereby for a period of twelve (12) months from the Closing Date.  The Fundamental Representations shall expire sixty days following the applicable statute of limitations.

12.6        General Limitations.

(a)                                 Exclusive Remedy.  After the Closing Date, the indemnification provisions of this Article 12 are agreed to be the sole and exclusive remedy of the Parties under this Agreement, and all claims not made in accordance with this Article 12, and within the time periods specified in Section 12.6(b) below, shall be barred, unless an additional specific different remedy is expressly set forth in a provision of this Agreement.

(b)                                 Claims Period.  The Parties agree that no claim for indemnification hereunder shall be asserted by either Party after twelve (12) months of the Closing Date.

(c)                                  Exclusion of Certain Damages.  Amounts recoverable pursuant to this Article 12 shall not include any lost profits or special, exemplary, consequential or punitive damages, and no indemnifying party shall be liable for any such damages under this Agreement; provided, that such limitation shall not be construed to limit an indemnified party’s ability to recover under this Agreement any such Losses resulting from a claim pursuant to which a third party has been awarded such damages or any Losses resulting from the fraud of a Party; provided further, however, the exclusions set forth in this Section 12.6(c) shall not apply to the Buyer’s obligations to pay to Seller the Purchase Price.

(d)                                 Confidential.  The Parties agree they will treat as confidential any payments made to each other pursuant to the terms of Article 12 of this Agreement.

12.7        Characterization of Indemnification Payments.  Except as otherwise required by applicable law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the final Purchase Price.  Without intending to modify any other Section of this Article 12, any indemnification payments to be made are intended to be a post-closing adjustment to the final Purchase Price reflecting circumstances as may have existed as of the Closing Date and not as a contingent payment with respect to any events that may or may not take place after the Closing Date.

ARTICLE 13.
TERMINATION

13.1        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)                                 by mutual written consent of the Seller and the Buyer; or

(b)                                 by the Seller or by the Buyer upon written notice thereof to the other Party if:

(i)                                     the purchase and sale contemplated hereby has not been consummated by a date six (6) months after the date of this Agreement, unless such purchase and sale has not been so consummated because of, or as a result of, any knowing or willful actions or failure to act on the part of the Party seeking to terminate this Agreement pursuant to this subsection (i); or

(ii)                                  there has been a failure by the other Party to perform or comply with any material agreement, covenant or condition herein required to be performed or complied with by such other Party within the time required and such failure has continued for thirty (30) days following written notice thereof to such other Party.

(c)                                  By the Buyer upon written notice to the Seller if the Seller fails to receive the requisite Shareholder Approval.

13.2        Effect of Termination.  In the event of termination of this Agreement by either Party pursuant to this Article 13, this Agreement shall be of no further force or effect, and neither Party shall have any liability to the other as a result of such termination except where such termination results from a willful and material breach of this Agreement and except for (a) the confidentiality obligations of Section 14.1; (b) the terms, conditions and obligations of that certain Confidentiality and Nondisclosure Agreement executed by Buyer on June 9, 2015;  and (c) the Earnest Money terms set forth in Section 2.5(a), all of which shall survive the termination of this Agreement.

ARTICLE 14.
TAX MATTERS

14.1        Definitions.

(a)                                 “Tax” and “Taxes” shall include any and all foreign, federal, state, local and other taxes, charges, fees, assessments or other governmental charges of whatever kind, including, without limitation, all income, capital gains, excise, sales and use taxes, value added, ad valorem, transfer, gains, profit, franchise, capital stock, real and personal property (tangible and intangible), goods and services, branch, withholding, turnover, general business, stamp, production, windfall profits, gross receipts, severance taxes, payroll, employment, social security, disability, workers’ compensation and unemployment compensation taxes, taxes withheld from employees’ salaries, other withholding taxes and obligations and all deposits required to be made with respect to employee’s salaries, levies, deficiencies, imports, customs and other duties, excise taxes, occupation taxes, licenses, premiums, conveyances, and registration fees and charges of any nature whatsoever, including any interest, penalties and additions to tax imposed thereon or additional thereto, by any Tax authority and any liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law, or as a transferee, successor, by contract or otherwise.

(b)                                 “Tax Audit” means any tax audit, inspection or administrative or judicial proceeding with respect to Taxes.

(c)                                  “Tax Return” means an original or amended report, return, information statement or other documentation filed or required to be filed or supplied to a Tax authority with respect to any Tax.

14.2        Straddle Period.  If any Taxes that are payable with respect to a Tax period that begins before or on the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i)                                     In the case of real, personal and intangible property Taxes and any other Taxes that are imposed on a per diem basis, the amount for the entire Tax period multiplied by a fraction, the numerator of which is the number of days falling on and before the Closing Date and the denominator of which is the total number of days in the relevant Tax period; and

(ii)                                  For all other Taxes, the amount of Taxes that would have been payable had the relevant Tax year or period ended on the Closing Date.

14.3        Tax Returns, Cooperation and Miscellaneous.

(a)                                 Seller and its shareholders, on the one hand, and Buyer, on the other hand, shall provide the other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to a refund of

Taxes, or participating in or conducting any Tax Audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities and powers of attorney executed by Seller, its shareholders, Buyer and/or the Bank, as appropriate. Seller shall make its employees reasonably available to the Buyer on a basis mutually convenient to both Parties to provide explanations of any documents or information provided hereunder. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Bank for each Tax period for all pre-Closing Tax periods until the later of: (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate; or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Audit or other proceeding.

(b)                                 From and after the date of this Agreement, Seller shall not, with respect to the Bank or Seller (to the extent having an effect on the Bank), make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file an amended Tax Return, enter into any closing agreement or settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period, or enter into any transaction that could result in Tax liability to the Bank in excess of Tax liability associated with the conduct of its banking business in the ordinary course or reducing any net operating loss or other Tax attribute of the Bank without the prior written consent of Buyer.

(c)                                  On the Closing Date, Seller shall deliver to Buyer a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended.

(d)                                 Seller shall cause to be terminated on or before the Closing Date any Tax sharing agreement, allocation agreement or other contractual obligation to which the Bank is a party whereby the Bank is obligated to pay the Tax obligations of, or to indemnify, any other person with respect to any Tax.

(e)                                  For U.S. federal and applicable state and local Income Tax purposes, the Parties shall treat the acquisition of the outstanding equity interests of the Bank as an “applicable asset acquisition” under Section 1060 of the Code unless otherwise required by applicable law.

ARTICLE 15.
GENERAL PROVISIONS

15.1        Access to Books and Records.  From and after the date hereof to the Closing Date or the date on which this Agreement is terminated pursuant to Article 13, upon prior request by Buyer to Seller, the Seller shall cause the Bank to grant reasonable access to the Buyer (or its agents) to the premises, properties, books, records and officers of the Bank, including, but not limited to, the working papers of the Bank’s accountants, to make copies thereof and extracts therefrom, to determine the truth and accuracy of the representations and warranties of the Seller contained herein, to confirm that the Seller has performed or complied with all of the agreements and covenants to be performed or complied with by it hereunder, and for any other purpose related to this Agreement or the transactions contemplated hereby; provide however, that Buyer shall not have access to premises, property, books, records or materials of Seller which would violate applicable law or which would eliminate any attorney-client privilege between Seller and its attorneys, as determined by Seller in its sole discretion.  The Buyer agrees that all such information provided to it by the Seller or the Bank will be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated confidentially.  Nothing set forth in this Section 15.1 shall be construed to limit the obligations, representations and warranties of the Seller in this Agreement.

15.2        Parties in Interest and Assignment.  All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors and permitted assigns of the Seller and the Buyer, it being understood, however; that such assignment shall in no way relieve the Parties to this Agreement of their responsibilities and obligations under this Agreement, and no assignment shall be permitted unless consented to by the Seller and Buyer.

15.3        Notices.  All notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by either Party to the other Party shall be in writing, may be delivered personally, by nationally recognized overnight courier service, sent via registered or certified mail (return receipt requested) through the United States postal service, or sent via e-mail, and shall be deemed to be duly received (a) on the date given if delivered personally, (b) on the date received if delivered via courier or via U.S. mail, (c) if sent via e-mail, on the date sent if sent before 5:00 p.m., Central time, on a Business Day, or on the next Business Day if sent on a Non-Business day or after 5:00 p.m., Central time, on a Business Day, to the Parties at the following addresses:

(a)                                 If to the Buyer:

Mackinac Financial Corporation

260 East Brown Street, Suite 300

Birmingham, Michigan  48009

Attention:  Paul D. Tobias

Email:  ptobias@bankmbank.com

With a copy to:

Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue
Suite 300

Kalamazoo, Michigan  49007-3800

Attention:  Phillip D. Torrence
Email:  ptorrence@honigman.com

or at such other address as Buyer shall have advised the Seller in writing under this Section; and

(b)                                 If to the Seller:

Ellis Bankshares, Inc.

400 Wall Street

PO Box 1209

Eagle River, WI  54521

Attention:  Tom Ellis

Email:  TomEllis@fnb-eagleriver.com

With a copy to:

Winthrop & Weinstine, P.A.

225 South 6th Street

Suite 3500

Minneapolis, MN 55402

Attention:  Edward J. Drenttel

Email:  edrenttel@winthrop.com

or at such other address as Seller may have advised the Buyer in writing under this Section.

15.4        Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedule described herein, expresses the whole agreement between the Parties with respect to the transactions contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

15.5        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement, and each other agreement or instrument entered into in connection with or contemplated by this Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

15.6        Amendments.  Any and all agreements by the Parties to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the Parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by both Parties.

15.7        Headings, etc..  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any Section or provision hereof, the Disclosure Schedule or any Exhibit hereto.  All Exhibits and the Disclosure Schedule referred to herein are hereby incorporated by reference and made a part of this Agreement as though fully set forth herein.

15.8        Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Wisconsin, and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state.

15.9        Construction.  Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

15.10      Waiver.  No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15.11      Press Releases.  Except as required by applicable law or required to be made in connection with the Applications, neither the Buyer nor the Seller shall issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated thereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

15.12      Attorney Client Privilege.  A Party disclosing information with respect to this Agreement (“Disclosing Party”) is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney client privileges or similar protections and privileges as a result of disclosing such information (including information related to pending or threatened litigation) to the other Party (“Receiving Party”), regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties (a) share a common legal and commercial interest in all of Disclosing Party’s information that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the Disclosing Party’s information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s information covered by such protections and privileges relates; and (d) intend that after the Closing Date the Receiving Party shall have the right to assert such protections and privileges.  No Receiving Party shall admit, claim or contend, in proceedings involving either Party or otherwise, that any Disclosing Party waived any of its attorney work product protections, attorney client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its information (including information related to pending or threatened litigation) to the Receiving Party.  Nothing set forth in this Section 15.12 shall be construed to limit the obligations, covenants, representations and warranties of Seller or Buyer in this Agreement.

15.13      Joint Drafting.  The Seller and the Buyer expressly agree that this Agreement was jointly drafted and that both Parties had the opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution.  Therefore, this Agreement shall be construed neither against nor to favor either the Seller or the Buyer but shall be construed in a neutral manner.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Seller and the Buyer have executed and delivered to the other Party this Agreement effective as of the day and year first above written.

BUYER:		SELLER:

MACKINAC FINANCIAL CORPORATION		ELLIS BANKSHARES, INC.

By	/s/ Paul D. Tobias	By	/s/ Tom. S. Ellis
	Signature		Signature

	Paul D. Tobias		Tom S. Ellis
Its: Chairman and Chief Executive Officer		Its: President

SIGNATURE PAGE TO THAT CERTAIN

STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 19, 2016

EXHIBIT A

The allocation of the Consideration pursuant to Section 2.4 shall use the following methodology:

(a)                                 There shall be allocated to cash and cash equivalents an amount equal to the amount of such items reflected on the financial statements dated as of the Closing Date.

(b)                                 There shall be allocated to the investment portfolio an amount equal to the fair market value of such items as reflected on the financial statements dated as of the Closing Date.

(c)                                  There shall be allocated to Loans an amount equal to the value of such items as reflected on the financial statements dated as of the Closing Date, net of reserves.

(d)                                 There shall be allocated to personal property constituting fixed assets an amount equal to the amount of such items, net of depreciation claimed, as reflected on the financial statements dated as of the Closing Date.

(e)                                  There shall be allocated to real property constituting fixed assets an amount equal to the amount of such fixed assets, net of depreciation claimed, as reflected on the financial statements dated as of the Closing Date.

(f)                                   There shall be allocated to other real estate an amount equal to the fair market value thereof as established by appraisal or, if no appraisal, then as agreed by the Parties.

(g)                                  There shall be allocated to other assets an amount equal to the amount of such items, net of depreciation or amortization if any, reflected on the financial statements dated as of the Closing Date. The balance of the Purchase Price shall be allocated to intangibles as of the Closing Date.

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the    day of       , by and between Mackinac Financial Corporation, a Michigan corporation (“Mackinac”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, the Shareholder owns the number of shares of voting common stock (the “Common Stock”), of Ellis Bankshares, Inc. (“EBI”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, Mackinac and EBI propose to enter into a Stock Purchase Agreement, dated as of January   , 2016 (the “Stock Purchase Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement), pursuant to which, among other things, EBI will sell to Mackinac all of the shares of First National Bank of Eagle River (the “Acquisition”); and

WHEREAS, as a condition to the willingness of Mackinac to enter into the Stock Purchase Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Mackinac entering into the Stock Purchase Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Mackinac in connection therewith, Shareholder and Mackinac, intending to be legally bound, hereby agree as follows:

1.             AGREEMENT TO VOTE SHARES.  Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of EBI, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval as a shareholder of EBI, except as otherwise agreed to in writing in advance by Mackinac, and subject to Section 9 of this Agreement, Shareholder shall:

(a)           appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Stock Purchase Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of EBI contained in the Stock Purchase Agreement or of Shareholder contained in this Agreement; and (iii) against any “Acquisition Proposal” (as such term is hereinafter defined)  or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Stock Purchase Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of EBI, or to rescind the Stock Purchase Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.             NO TRANSFERS.  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Mackinac may otherwise permit in its sole discretion.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.             REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.  Shareholder represents and warrants to and agrees with Mackinac as follows:

(a)           Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Mackinac, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)           The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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(d)           Shareholder is the beneficial owner of the Shares.  Shareholder does not own, of record or beneficially, any shares of capital stock of EBI other than the Shares.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4.             NO SOLICITATION.  From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of EBI, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition of EBI or First National Bank of Eagle River by a party other than Mackinac (an “Acquisition Proposal”); (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Mackinac) any information or data with respect to EBI or otherwise relating to an Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal (other than this Agreement or any other such agreement in connection with the Acquisition); (d) solicit proxies with respect to an Acquisition Proposal (other than the Acquisition and the Stock Purchase Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Acquisition in accordance with the terms of the Stock Purchase Agreement; or (e) initiate a shareholders’ vote or action by consent of EBI’s shareholders with respect to an Acquisition Proposal.  For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of EBI or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of EBI (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

5.             SPECIFIC PERFORMANCE; REMEDIES; ATTORNEYS’ FEES.  Shareholder acknowledges that it is a condition to the willingness of Mackinac to enter into the Stock Purchase Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Mackinac if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Mackinac will not have an adequate remedy at law or in equity.  Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Mackinac has an adequate remedy at law.  In addition, Mackinac shall have the right to inform any third party that Mackinac reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Mackinac hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with Mackinac set forth in this Agreement may

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give rise to claims by Mackinac against such third party.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

6.             TERM OF AGREEMENT; TERMINATION.  The term of this Agreement shall commence on the date hereof.  This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Stock Purchase Agreement, including the Acquisition, by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Stock Purchase Agreement or the consummation of the Acquisition.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

7.             ENTIRE AGREEMENT; AMENDMENTS.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.             SEVERABILITY.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

9.             CAPACITY AS SHAREHOLDER.  This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of EBI, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of EBI or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

10.          GOVERNING LAW.  This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

11.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

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LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, Mackinac has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

MACKINAC FINANCIAL CORPORATION

By:
Name: Paul D. Tobias
Title: Chairman and Chief Executive Officer

SHAREHOLDER:

Signature of Shareholder
Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

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EXHIBIT C

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of the   th day of    , 2016, by and among MACKINAC FINANCIAL CORPORATION, a Michigan Corporation (“Purchaser”) and TOM ELLIS, an individual (“Executive”).

BACKGROUND

Executive is the president and chief executive officer of First National Bank of Eagle River, a national banking association (the “Bank”) which provides customary community banking services (the “Business”).  Purchaser has entered into that certain Bank Consolidation Agreement dated January [  ], 2016 pursuant to which the Bank will be consolidated with and into mBank, a Michigan state-chartered bank (“mBank”) and wholly-owned subsidiary of Purchaser.  Any reference in this Agreement to the “Business” means the Business as it presently exists or as it may exist in the future after it is consolidated into mBank.

In consideration of the mutual promises made herein and in order to protect the legitimate interests of Purchaser and mBank, Purchaser and Executive have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

TERMS AND CONDITIONS

1.             RESTRICTIONS.  Executive hereby covenants and agrees with Purchaser that, in each case without the express consent of Purchaser, he will not engage in any of the activities described in subsection (a) or (b) below for a period of two years (2) years from the date of this Agreement, directly or indirectly, on Executive’s own behalf or on behalf of any person, corporation, partnership or other entity, whether as an agent, employee, lender, consultant or in any other capacity and whether or not for profit.

(a)           Call upon, solicit, divert or take away, or attempt to solicit, divert or take away the business or patronage of any existing customer of the Business, if such solicitation involves the sale of products or services that are the same as or substantially similar to the products or services provided by the Business.

(b)           Anywhere within fifty (50) miles of any mBank branch engage in: (i) the operation of a business competitive with the Business; or (ii) the production, service, sale or support of products or services that are competitive with the Business.

2.             CONSIDERATION.  In consideration for the restriction on Executive’s activities set forth above, Purchaser shall pay Executive an aggregate total of one hundred thousand dollars ($100,000), payable in four equal quarterly installments beginning on the date hereof.

3.             REMEDIES.  Executive recognizes that a breach of this Agreement may give rise to irreparable injury to Purchaser inadequately compensable in damages and, accordingly, agrees

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that Purchaser may seek and obtain injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available.

4.             REASONABLENESS OF TERMS.  The parties agree that the terms contained in this Agreement are reasonable in all respects and that the restrictions contained herein are designed to ensure that the Executive does not engage in unfair competition with Purchaser.  In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

5.             MISCELLANEOUS.

(a)           Benefit and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, permitted assigns, heirs and legal representatives.  No party shall assign or attempt to assign this Agreement without the prior written consent of the other parties.

(b)           Choice of Law and Choice of Forum.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Michigan.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in the State of Michigan, and the parties hereto specifically consent and submit to the jurisdiction of such state or federal court.  The parties consent to venue in Schoolcraft County, Michigan.

(c)           Entire Agreement.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements or negotiations between such parties, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

(d)           Facsimile and Counterparts.  The parties agree that signatures sent and received via facsimile shall be valid and binding upon the party signing this Agreement in such manner.  The parties further agree that this Agreement may be signed in any number of counterparts with the same affect as if the signature on each such counterpart were upon the same instrument.  Each copy executed in compliance with this Section shall be deemed an executed original for all purposes.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above.

PURCHASER:		EXECUTIVE:

MACKINAC FINANCIAL CORPORATION		TOM ELLIS

By:
Name:	Paul D. Tobias	Tom Ellis
Title:	Chairman and CEO

SIGNATURE PAGE TO NON-COMPETITION AGREEMENT

EXHIBIT D

BANK CONSOLIDATION AGREEMENT

THIS CONSOLIDATION AGREEMENT (this “Agreement”), is dated as of the      day of January, 2016, between mBank, a state-chartered bank (“mBank”), First National Bank of Eagle River, a national banking association (“FNBER” and together with mBank, the “Consolidating Banks”) and joined in by Mackinac Financial Corporation, a Michigan corporation (“Mackinac”).

RECITALS

WHEREAS, Mackinac is a bank holding company, and the beneficial owner of all of the issued and outstanding shares of mBank;

WHEREAS, mBank is a Michigan state-chartered bank with its principal office in Manistique, Michigan with capital consisting of 20,000 shares of common stock authorized, par value $10.00 per share, of which 20,000 shares are issued and outstanding;

WHEREAS, FNBER is a national banking association with its principal office in Eagle River, Wisconsin with capital consisting of 85,776 shares of common stock authorized, par value $10.00 per share, of which 85,776 shares are issued and outstanding;

WHEREAS, Mackinac and Ellis Bankshares, Inc., a Wisconsin corporation and the parent bank holding company of FNBER, have entered into that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) pursuant to which Mackinac will acquire all of the outstanding securities of FNBER (the “Acquisition”);

WHEREAS, upon the consummation of the Acquisition, Mackinac will be the sole shareholder of the Consolidating Banks,

WHEREAS, the board of directors of Mackinac and FNBER have each approved this Consolidation Agreement and have authorized its execution.

Accordingly, the parties agree as follows:

1.             CONSOLIDATION. The Consolidating Banks shall be consolidated into a single bank under the charter of mBank (the “Consolidation”), subject to the consummation of the Acquisition pursuant to the Stock Purchase Agreement. The consolidated organization is sometimes referred to herein as the “Resulting Bank.”

2.             CHARTER. The charter of the Resulting Bank shall be the charter of mBank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

3.             NAME. The name of the Resulting Bank shall be “mBank”.

4.             EFFECT OF CONSOLIDATION. At the effective date of the Consolidation (the “Consolidation Date”), the corporate existence of Consolidating Banks shall be merged with and into and continue in the Resulting Bank, possessing all the rights, interests, privileges, power

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and franchises and being subject to all the restrictions, disabilities and duties of each of the Consolidating Banks; and all the rights, interests, privileges and franchises of each of the Consolidating Banks and all property, real, personal and mixed, and all debts due to the Consolidating Banks on whatever account, shall be transferred to and vested in the Resulting Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Resulting Bank as they were of the Consolidating Banks prior to the Consolidation. The title to any real estate, whether by deed or otherwise, vested in any of the Consolidating Banks shall not revert or be in any way impaired by reason of the Consolidation. The Resulting Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Consolidating Banks at the Consolidation Date.

5.             PRINCIPAL OFFICES AND BRANCHES. The principal office of the Resulting Bank shall be located at 130 S. Cedar Street, Manistique, Michigan  49854. The other offices of the Resulting Bank shall be the existing offices of the Consolidating Banks on the Consolidation Date, and such other branches as may be duly authorized and established from time to time.

6.             CAPITAL. The authorized capital of the Resulting Bank shall consist of 20,000 shares of common stock, par value $10.00 per share.

7.             DIRECTORS AND OFFICERS. The initial Board of Directors of the Resulting Bank as of the Consolidation Date shall be the existing directors of mBank. The initial executive officers of the Resulting Bank as of the Consolidation Date shall be Kelly W. George, Chief Executive Officer; Ernie R. Krueger, Chief Financial Officer; and Tamara McDowell, Chief Credit Officer.

8.             BYLAWS. The Bylaws of the Resulting Bank shall be the Bylaws of mBank effective immediately prior to the Consolidation Date.

9.             CONVERSION OF SHARES OF STOCK. The manner of converting the shares of the Consolidating Banks shall be as follows:

(a)           As of the Consolidation Date, the outstanding shares of common stock of FNBER shall be cancelled and the capital and surplus of the Consolidating Banks shall become the capital and surplus of the Resulting Bank and the undivided profits (deficit) of the Consolidating Banks shall become undivided profits (deficit) of the Resulting Bank.

(a)           As of the Consolidation Date, the 20,000 shares of $10.00 par value common stock of mBank that are issued and outstanding shall remain outstanding as 20,000 shares of $10.00 par value common stock of the Resulting Bank and the capital, surplus and undivided profits of mBank shall be capital, surplus and undivided profits of the Resulting Bank.

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10.          FURTHER DOCUMENTATION.  The directors of the Consolidating Banks shall, from time to time, as and when requested by the Resulting Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Resulting Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Resulting Bank title to or possession of any property or rights of the Consolidating Banks, acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Consolidation Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of one of the Consolidating Banks is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Resulting Bank.

11.          APPROVAL. This Consolidation Agreement has been approved by Mackinac as of the Consolidation Date.

12.          CONDITIONS PRECEDENT TO CONSOLIDATION. The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

(a)           The closing of the Acquisition; and

(b)           The approval of the Resulting Bank’s Interagency Bank Merger Act Application by all applicable federal and state banking authorities.

13.          TERMINATION OF AGREEMENT. This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of any of the Consolidating Banks provided that such notice has been authorized and approved by the sole shareholder of the party giving such notice.  This Consolidation Agreement shall automatically terminate without any further action on the part of the Consolidating Banks upon the termination for any reason of the Stock Purchase Agreement.  Upon such termination, none of the Consolidating Banks, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

14.          EXPENSES. Upon consummation of the Consolidation, the Resulting Bank will pay the expenses of the Consolidating Banks incident hereto. If the Consolidation is not consummated, the Consolidating Banks will each pay its own expenses except as set forth in Section 11.6 of the Stock Purchase Agreement with respect to any deconversion expenses incurred by FNBER which shall be immediately reimbursed by mBank upon the termination of this Consolidation Agreement.

15.          EFFECTIVE DATE OF CONSOLIDATION. The Consolidation shall be effective on such date as may be designated by the regulatory agencies but in no event shall the Consolidation become effective prior to the closing of the Acquisition.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the Consolidating Banks and Mackinac Financial Corporation have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MACKINAC FINANCIAL CORPORATION

BY
PAUL D. TOBIAS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

MBANK

BY
KELLY W. GEORGE
CHIEF EXECUTIVE OFFICER

FIRST NATIONAL BANK OF EAGLE RIVER

By:
Name:
Title:

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